Exhibit 5.1

Opinion of Counsel

June 11, 2009

STAAR Surgical Company
1911 Walker Ave.
Monrovia, CA 91016

Re:           Registration Statement on Form S-3, File No. 333-159293

Ladies and Gentlemen:

This opinion is furnished in connection with the registration statement on Form S-3 (the “Registration Statement”) filed by STAAR Surgical Company, a corporation organized under the laws of the state of Delaware (the “Company”), which registers under the Securities Act of 1933, as amended (the “Act”), the proposed issuance and sale from time to time by the Company, of (i) shares of its common stock, par value $0.01 per share (the “Common Stock”), (ii) preferred stock, par value $0.01 per share (“Preferred Stock”), (iii)  warrants to purchase Common Stock or Preferred Stock (the “Warrants”), or (iv) subscription rights to purchase Common Stock or Preferred Stock (the “Subscription Rights,” with an aggregate offering price of up to $10,000,000 (the Common Stock, Preferred Stock, Warrants and Subscription Rights are each referred to herein as a “Security,” and collectively as the “Securities”).

The Preferred Stock may be issued from time to time in one or more series pursuant to a Certificate of Designation that will set forth the rights, preferences, privileges and limitations of the Preferred Stock.  The Warrants may be issued from time to time under one or more warrant agreements between the Company and a banking institution organized under the laws of the United States or one of the states thereof acting in the capacity of Warrant Agent (each a “Warrant Agreement”).  The Subscription Rights may be issued from time to time under one or more forms of Subscription Rights Certificate of the Company.

The opinions expressed herein are subject to the condition that prior to the offer or sale of any Securities the Registration Statement and any post-effective amendments thereto shall have become effective.

As Counsel of the Company, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, I am of the opinion that:

1.  Subject to (i) the issuance of the Common Stock having been duly authorized by all requisite corporate action, and (ii) the certificates evidencing the Common Stock having been duly executed and delivered against payment therefor in an amount not less than the par value therefor, the Common Stock will be legally issued, fully paid and non-assessable.

2.  Subject to (i) the certificate of designation establishing the rights, preferences, privileges and limitations of the class and series of the Preferred Stock having been duly adopted by all requisite corporate action and not conflicting with any of the rights, preferences, privileges or limitations of any other security of the Company, (ii) the issuance of the Preferred Stock having been duly authorized by all requisite corporate action, (iii) the due authorization and reservation by the Company of any other equity securities into which the Preferred Stock is convertible or with which it is exchangeable, and (iv) the certificates evidencing the Preferred Stock having been duly executed and delivered against payment therefor in an amount not less than the par value therefor, the Preferred Stock will be legally issued, fully paid and non-assessable, and have the rights, preferences and privileges ascribed thereto in the Certificate of Designation.

STAAR Surgical Company
Jule 11, 2009

3.  Subject to (i) the issuance of the Warrants, the final terms thereof and the Warrant Agreement(s) having been authorized by all requisite corporate action, (ii) the Warrant Agreement(s) having been duly executed and delivered, (iii) the Warrants having been duly executed and delivered against payment therefor, and (iv) the due authorization and reservation by the Company of the equity securities for which the Warrants are exercisable, the Warrants will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will entitle the holders thereof to the benefits provided by the related Warrant Agreement or Agreements, as the case may be, pursuant to which such Warrants were issued.

4.  Subject to (i) the issuance of Subscription Rights Certificates, the final terms and form of which having been authorized by all requisite corporate action, (ii) the due authorization of any related Subscription Rights Agreement by all requisite corporate action, (iii) the Subscription Rights Certificates having been duly executed and delivered; and (iv) the due authorization and reservation by the Company of the equity securities for which the Subscription Rights are exercisable, the Subscription Rights will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Insofar as this opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, it is subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and limited by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

My opinion is limited to matters governed by the federal laws of the United States of America, the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to this opinion in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

Very truly yours,

/s/ Charles Kaufman
Charles Kaufman
General Counsel